CONSENT OF ATTORNEYS


Reference is made to the Registration Statement of East Coast Beverage Corp. (the "Company"), whereby certain selling shareholders propose to sell up to 3,684,202 shares of the Company's common stock. Reference is also made to
Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be sold.


Very truly yours,
HART & TRINEN
William T. Hart

Denver, Colorado
June 29, 2000